Exhibit 99.1

FOR IMMEDIATE RELEASE:               CONTACT:  DOUGLAS I. PAYNE
April 25, 2002                       Executive V.P. - Finance and Administration
                                     (276) 627-2157
                                     e-mail: dpayne@stanleyfurniture.com

                                     ROBIN W. CAMPBELL
                                     Manager-Advertising and Marketing Services
                                     (276) 627-2245
                                     e-mail: rcampbell@stanleyfurniture.com


                  STANLEY FURNITURE COMPANY ANNOUNCES PLAN FOR
                           EARLY LOAN REPAYMENT BY CEO

STANLEYTOWN, VA, April 25, 2002 - Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) announced today that its Board of Directors has approved the early repayment of a loan extended in 2000 in connection with stock option exercises. Chief Executive Officer Albert L. Prillaman plans to surrender common shares in payment of the outstanding loan amount and sell up to 100,000 common shares for estate planning purposes and to provide cash for tax liabilities related to the loan repayment.

Repayment of the outstanding loan with common shares is expected to be accretive to the company's earnings per share. In addition, the sale of shares by Mr. Prillaman will increase the public float of the company's common shares.

Following the loan repayment, Mr. Prillaman will own approximately 360,000 shares (or 5.3% of the outstanding common shares), assuming repayment of the loan on April 25, 2002 by surrender of common shares and the sale of 100,000 common shares. In addition, Mr. Prillaman holds options to purchase an additional 300,000 shares (or 4.1% of the outstanding shares) of which 120,000 shares have vested and the remainder will vest in increments through 2005.

The loan, made in April 2000, is in an aggregate principal amount of $2,584,983, bears interest at 6.71% per annum, provides a five-year term with a balloon payment of principal and interest at the end of the term and is secured by a pledge of 330,420 common shares.

The Company will release 100,000 shares of pledged stock to Mr. Prillaman which he may sell for a period of 120 days following their release. Mr. Prillaman will repay the loan in cash or by surrender of common shares if he sells all those shares. Common shares surrendered to repay the loan will be valued at the lesser of (i) the closing price of the common shares on the trading day before their surrender or (ii) the average of the closing prices of the common shares on the 20 trading days immediately before their surrender. Mr. Prillaman will repledge the released shares if he does not sell any of those shares. If some of those shares are sold, he will provide additional collateral or reduce the outstanding loan amount so that the loan is secured by property valued at no less than 125% of the then outstanding loan amount as of the date 150 days after the release of the pledged shares.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA and Robbinsville and Lexington, NC.